Exhibit 99.1

[Endeavour International Corporation logo]

For immediate release
Investor contact, Philip J. Iracane, 713-307-8770
Media contact, Janice Aston White, 713-307-8780

Endeavour awarded 17 blocks in U.K. Licensing Round

Houston, TX – September 6, 2005 — Endeavour International Corporation (AMEX:END) today confirmed that its United Kingdom subsidiary, Endeavour Energy UK Limited, has been awarded 11 production licenses covering 17 blocks in the 23rd Seaward Licensing Round. This adds to the nine licenses and 18 blocks awarded last year in the 22nd Seaward Licensing Round. The results of the latest round were announced today by the UK Department of Trade and Industry (DTI).

“The awards to us by the DTI are impressive given the record number of companies that participated in this year’s licensing round,” said William L. Transier, co-chief executive officer. “We believe these results reflect the capabilities of our technical talent and exploratory tools and our ability to be competitive in a region undergoing a significant renaissance.”

“The quality of the prospects on the acreage should lead to numerous drilling opportunities within two years,” continued John N. Seitz, co-chief executive officer. “With our 2005 exploratory drilling campaign already underway and plans in development to drill six more exploration wells next year, we are committed to demonstrating the significant untapped energy opportunities that lie in the North Sea.”

Endeavour was awarded interests in six production licenses covering six blocks in the Central North Sea and will serve as operator on three of the blocks. The blocks are as follows:

- - - -	Blocks 31/21b, 31/27b (operator with 40 percent interest) Block 15/12a (operator with 100 percent interest) Blocks 22/20b, 30/1g (25 percent interest) Block 23/16f (50 percent interest)

In addition, Endeavour was awarded two licenses comprised of six blocks in the Inner Moray Firth. Endeavour will serve as operator with 33.3 percent interest in the following blocks:

- -	Blocks 12/26b (Split), 12/27, 17/5, 18/1, 18/2 Block 12/23 (Split)

The remaining three licenses comprised of five blocks are located in the Southern Gas Basin with Endeavour serving as operator of two blocks. The blocks are as follows:

- - -	Block 43/23b (operator with 50 percent interest) Block 48/8 (Split) (operator with 100 percent interest) Blocks 48/5 (Split), 49/1b (Split), 43/30b (33 percent interest)

Of the production licenses, eight licenses covering 14 blocks were granted under traditional terms that require the company to fulfill a work program within four years from the date of award. The remaining three licenses covering three blocks are under “promote” terms that require the company to pay reduced license fees for a two-year period as exploratory evaluations are conducted.

Endeavour now holds interests in a total of 22 production licenses and 38 blocks in the UK sector of the North Sea.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.